Contacts:  Avid press:     Carter Holland, 978/640-3172, carter_holland@avid.com
           Avid investors: Dean Ridlon, 978/640-5309, dean_ridlon@avid.com


                     Avid Completes Acquisition of Pinnacle

Tewksbury, MA - August 9, 2005 - Avid Technology, Inc. (NASDAQ: AVID) today announced that it has completed its acquisition of Pinnacle Systems, Inc. (NASDAQ: PCLE). Avid will issue approximately 6.2 million shares of stock and pay approximately $71.3 million in cash to Pinnacle shareholders and option holders. As of today's market close, Pinnacle Systems shares have ceased trading and Pinnacle has been delisted from the NASDAQ market.

"The completion of this acquisition immediately strengthens Avid's ability to serve the industries that Make, Manage and Move Media," said David Krall, Avid's president and chief executive officer. "Broadcasters who are transitioning from analog to all-digital production will now have immediate access to a wider selection of capabilities from Avid, and in the months ahead, they'll experience tighter interoperability between Pinnacle's broadcast products and Avid's end-to-end all-digital production environments. At the same time, we have formed a new Consumer division that will continue to leverage Pinnacle Systems' market-leading brand in the rapidly growing consumer video market. All told, with Pinnacle among the Avid family of companies, we've further cemented our position as a leading supplier of products and services to the world's digital media creators."

With the integration process underway, Pinnacle's broadcast offerings - including the Deko(R) on-air graphics system and the MediaStream(TM) playout server - will be integrated into the Avid Video division, which will remain headquartered in Tewksbury, Massachusetts. Avid will also continue to develop the Pinnacle Liquid(TM) family, leveraging it across products and markets served by both the Avid Video and Consumer divisions.

The new Consumer division, which will retain the Pinnacle Systems name and be headquartered in Mountain View, California, will house Pinnacle's consumer products, including Pinnacle Studio(TM) and other TV viewing products. Jeff Hastings, former chief operating officer of M-Audio, which Avid acquired in August of 2004, will assume the position of vice president and general manager of the new Pinnacle Systems division. Prior to his time at M-Audio, Hastings held a range of executive positions at consumer technology companies, including Rio Audio, where he served as president, as well as Sonic Blue and ReplayTV.

About Avid Technology, Inc.
Avid Technology, Inc. is a world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

Forward-looking Statements
Some statements in this press release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: (i) the challenges and costs of assimilating the operations and personnel of Pinnacle; (ii) the ability to attract and retain highly qualified employees; (iii) competitive factors, including pricing pressures; (iv) reaction of customers of Pinnacle and Avid and related risks of maintaining pre-existing relationships of Pinnacle; (v) fluctuating currency exchange rates; (vi) adverse changes in general economic or market conditions, particularly in the content-creation industry; and (vii)
 other one-time events and other important factors disclosed previously and from time to time in Avid's and Pinnacle's filings with the SEC and more specifically set forth in the Joint Proxy Statement/Prospectus filed with the SEC. Avid disclaims any obligation to update any forward-looking statements after the date of this press release.


(C) 2005 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer, M-Audio, Make, Manage and Move Media and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries. Deko, MediaStream, Pinnacle Liquid and Pinnacle Studio are either registered trademarks or trademarks of Pinnacle Systems, Inc. in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid(R) Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools(R) digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.